EXHIBIT 7

NOMINEE AGREEMENT WITH
ENRICO SARLI, DATED JANUARY 9, 2006

Nominee Agreement

        This Nominee Agreement is made as of this 9th day of January, 2006, among Stilwell Value Partners III, L.P. (“Stilwell Value Partners III”), having its offices at 26 Broadway, 23rd Floor, New York, New York 10014, and Enrico Sarli, residing at 45 Pennebrook Lane, Carmel, New York 10521 (“Nominee”).

        WHEREAS, Stilwell Value Partners III is the beneficial owner of in excess of 100,000 shares of common stock of SCPIE Holdings, Inc. (“SKP”) and intends to solicit proxies in order to nominate three directors to SKP’s Board of Directors at the 2006 annual shareholders meeting, such nomination being in opposition to SKP’s management’s slate of nominees;

        WHEREAS, Stilwell also desires to nominate Nominee as an alternate nominee to SKP’s Board for the 2006 annual shareholders meeting only;

        NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

    1.        Nominee hereby agrees to have his name placed in nomination by Stilwell Value Partners III as an alternate nominee to sit as a director of SKP for the 2006 annual shareholders meeting only, and for that purpose, understands and agrees that Stilwell Value Partners III may solicit proxies from shareholders to enable Stilwell Value Partners III to vote their shares for Nominee. Simultaneous with the execution of this Agreement, Nominee shall deliver his written consent to be named in a Stilwell Group nomination letter, proxy statement and to serve as a director of SKP if elected, a copy of which is attached hereto as Exhibit A.

    2.        In consideration hereof for agreeing to be named as an alternate nominee and to sit as a director if nominated and elected, Stilwell Value Partners III agrees that (a) if Nominee is seated as a director at the 2006 annual shareholders meeting, it shall grantNominee an option to purchase up to thirty thousand (30,000) shares of SKP common stock at the exercise price of be $22.50 per share, pursuant to an option agreement to be entered into, or (b) should Nominee not be seated as a director at the 2006 annual shareholder’s meeting, and does not withdraw his name from nomination, it shall pay Nominee $10,000.00

    3.        Stilwell Value Partners III shall reimburse all of Nominee’s actual expenses incurred in connection with the nomination process, including telephone, postage, and travel, however, it being understood that should Nominee be elected as a director, he shall request that SKP reimburse his expenses for attending meetings.

    4.        Stilwell Value Partners III hereby indemnifies and holds the Nominee harmless for all damages and expenses incurred in connection with agreeing to have his name placed in nomination and to have proxies solicited in order to elect him to the Board of Directors of SKP. In addition, Stilwell Value Partners III hereby indemnifies Nominee to the same extent and scope as he is entitled to indemnification pursuant to SKP’s corporate documents or otherwise by law, but Nominee shall first seek indemnification from SKP before he is entitled to be indemnified by Stilwell Value Partners III. If SKP fails or refuses to indemnify or to advance expenses to Nominee upon Nominee’s request for indemnification or reimbursement of expenses, Stilwell Value Partners III shall cover and advance payments to Nominee, but Nominee shall continue to make reasonable efforts to seek payment from SKP and, to the extent he recovers any amounts from SKP, shall reimburse Stilwell Value Partners III. Nominee shall give Stilwell Value Partners III notice of the occurrence of an event as to which he believes he is entitled to indemnification no later than 20 days after Nominee has knowledge of a claim which has been asserted or threatened. Stilwell Value Partners III retains the sole right to select and retain counsel for Nominee.

    5.        Nominee understands that this Agreement may be publicly disclosed by Stilwell Value Partners III.

    6.        This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

STILWELL VALUE PARTNERS III, L.P. By: STILWELL VALUE LLC General Partner
/s/ Joseph Stilwell
By: Joseph Stilwell Managing and Sole Member
ENRICO SARLI /s/ Enrico Sarli

Exhibit A to Sarli Nominee Agreement

Consent of Proposed Nominee

        I, Enrico Sarli, hereby consent to be named in the proxy statement of Stilwell Value Partners III, L.P. and its affiliates to be used in connection with its solicitation of proxies from the shareholders of SCPIE Holdings Inc. for use in voting at the 2006 Annual Meeting of Stockholders of SCPIE Holdings Inc., and I hereby consent and agree to serve as a director of SCPIE Holdings Inc. if elected at such Annual Meeting.

/s/ Enrico Sarli
Enrico Sarli

Dated: 1/9/06